Exhibit 23

Independent Registered Public Accounting Firm Consent

The Board of Directors
Bowater Incorporated:

We consent to incorporation by reference in the Registration Statement No. 333-89462 on Form S-8 of Bowater Incorporated of our report dated June 11, 2004, relating to the statements of net assets available for benefits of the Bowater Incorporated Savings Plan at December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the Bowater Incorporated Savings Plan.

/s/ KPMG LLP
Greenville, South Carolina
June 25, 2004